Exhibit 4.14

AMENDMENT TO MANAGEMENT AGREEMENT

AMENDMENT NO. 6 dated 30th April 2009 to the Management Agreement dated the 3rd day of April 2007, as amended, and made effective as of the Amendment Effective Date as defined below (the “Management Agreement”); by and between CAPITAL PRODUCT PARTNERS L.P., a limited partnership duly organized and existing under the laws of the Marshall Islands (“CLP”), and CAPITAL SHIP MANAGEMENT CORP., a  company duly organized and existing under the laws of Panama with its registered office at Hong Kong Bank building, 6th floor, Samuel Lewis Avenue, Panama, and a representative office established in Greece at 3, Iassonos Street, Piraeus Greece (“CSM”).

WHEREAS:

A.	CLP owns vessels and requires certain commercial and technical management services for the operation of its fleet;

B.	Pursuant to the Management Agreement, CLP engaged CSM to provide such commercial and technical management services to CLP on the terms set out therein;

C.	Certain matters have come to the attention of the Parties which were not covered by such Management Agreement at the time it was entered into;

D.	The Parties are willing to agree and have agreed to amend certain provisions of the Management Agreement, as set forth herein; and

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree, on the terms and subject to the conditions set forth herein, as follows:

Section 1.  Defined Terms.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Management Agreement.

A-1

Section 2.  Amendments.  (a) Paragraph (1) of Schedule “D” of the Management Agreement is hereby amended to read in its entirety as follows:

(1)                            repairs, refurbishment or modifications, including those not covered by the guarantee of the shipbuilder or by the insurance covering the Vessels, resulting from maritime accidents, collisions, other accidental damage or unforeseen events (except to the extent that such accidents, collisions, damage or events are due to the fraud, gross negligence or wilfull misconduct of CSM, its employees or its agents, unless and to the extent otherwise covered by insurance). CSM shall be entitled to receive additional remuneration for time (charged at the rate of US$750 per man per day of 8 hours) for any time that the personnel of CSM will spend on attendance on any Vessel in connection with matters set out this subsection (1). In addition CLP will pay any reasonable travel and accommodation expenses of the CSM personnel incurred in connection with such additional time spent.

Section 3.  Effectiveness of Amendment.  The Parties agree that this Amendment shall be effective as of 1stApril 2009.

Section 4.  Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, amend, or otherwise affect the rights and remedies of CLP or CSM under the Management Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Management Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle CLP or CSM to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Management Agreement in similar or different circumstances.  This Amendment shall apply and be effective with respect to the matters expressly referred to herein.  As of the date hereof, any reference to the Management Agreement shall mean the Management Agreement with such amendments effected hereby.

Section 5.  Counterparts.  This Amendment may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

IN WITNESS WHEREOF the Parties have executed this Amendment by their duly authorized signatories with effect on the date first above written.

CAPITAL PRODUCT PARTNERS L.P. BY ITS GENERAL PARTNER, CAPITAL GP L.L.C.,
By:

Name: Ioannis E. Lazaridis
Title: Chief Executive Officer and Chief Financial Officer of Capital GP L.L.C.

CAPITAL SHIP MANAGEMENT CORP.,
By:

Name: Nikolaos Syntichakis
Title : Attorney-in-Fact